EXHIBIT 10.1
USG CORPORATION SUPPLEMENTAL RETIREMENT PLAN
(As Amended and Restated Effective as of January 1, 2007)

CERTIFICATE OF ADOPTION
     USG Corporation, acting through its duly authorized representative, hereby adopts the amendment and restatement of the USG Corporation Supplemental Retirement Plan, effective as of January 1, 2007, as set forth herein, this 10th day of December, 2008.

USG CORPORATION
By:	/s/ Brian J. Cook
Senior Vice President
Human Resources

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TABLE OF CONTENTS
(continued)

PAGE
SECTION 6	12
Amendment and Termination	12
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USG CORPORATION SUPPLEMENTAL RETIREMENT PLAN
SECTION 1
Introduction
1.1 The Plan, the Company
     Effective January 1, 1976 UNITED STATES GYPSUM COMPANY established UNITED STATES GYPSUM COMPANY SUPPLEMENTAL RETIREMENT PLAN (the “Plan”). On January 1, 1985 UNITED STATES GYPSUM COMPANY became a wholly-owned subsidiary of USG CORPORATION and effective as of that date USG CORPORATION was substituted for UNITED STATES GYPSUM COMPANY as the “Company” under the Plan and the name of the Plan was changed to USG CORPORATION SUPPLEMENTAL RETIREMENT PLAN. Previously, the Plan included certain additional benefits (called Part B Supplemental Benefits) that supplemented contributions made under the USG Corporation Investment Plan and other defined contribution plans maintained by the Company or members of its controlled group. Effective November 8, 2000 the Plan was amended to provide for the cessation of participant deferrals under Part B of the Plan and the distribution of all Part B Supplemental Benefits. The Plan is being restated effective January 1, 2007 to eliminate reference to Part B Supplemental Benefit and to update the provisions relating to the Part A Supplemental Benefits. The term “Company” as used in the Plan means UNITED STATES GYPSUM COMPANY up to January 1, 1985 and USG CORPORATION (and any successor thereto) on and after that date. Except as otherwise specifically provided, the provisions of this subsection and the following provisions of the Plan constitute an amendment and restatement of the Plan, as previously amended, effective as of January 1, 2007 (the “New Effective Date”), subject to any subsequent amendments.
1.2 Employers
     Each subsidiary of the Company that is an employer under USG Corporation Retirement Plan (the “Retirement Plan”) shall be an “Employer” under this Plan unless specified to the contrary by the Company by writing filed with the Committee described in subsection 1.4.
1.3 Purpose
     The Company and certain of its subsidiaries maintain and are employers under the Retirement Plan, which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Internal Revenue Code. The purpose of this Plan, a nonqualified plan, is to provide for eligible employees benefits that could have been earned and paid under the Retirement Plan and under any other qualified defined benefit maintained by the controlled group of corporations of which the Company is a member (“other USG Defined Benefit Plans”) but for the following limitations:
(a)	Section 401(a)(4) of the Internal Revenue Code requires that contributions or benefits provided under a qualified plan must not discriminate in favor of highly compensated employees and therefore amounts deferred by employees, if any, under the Company’s management incentive compensation programs, Part B of this Plan as in effect prior to November 8, 2000, and the USG Corporation Deferred Compensation Plan until their retirement or other termination of employment may not be considered as a part of their employment compensation in determining the amount of their contributions, benefits provided with respect to their contributions, and employer provided benefits under the Retirement Plan and other USG Defined Benefit Plans.
(b)	Sections 401(a)(17) and 404(l) of the Internal Revenue Code limit the amount of employees’ annual compensation that may be taken into account in determining the benefits that may be paid to them from the Retirement Plan and other USG Defined Benefit Plans and the deductible Employer contributions that may be made to those plans to provide such benefits.

(c)	Section 415 of the Internal Revenue Code places limitations on the amount of benefits that may be paid from and contributions that may be made to the Retirement Plan and other USG Defined Benefit Plans.
     In no event shall any benefits be payable under this Plan that would duplicate benefits that become payable under any other qualified or nonqualified plan maintained by the Company, any other Employer or any other member of the controlled group of corporations of which the Company is a member.
1.4 Plan Administration
     The Plan is administered by the committee (the “Committee”) that is responsible for administration of the Retirement Plan. To the extent appropriate, the Committee has the same powers, rights, duties and obligations it has as to the Retirement Plan, including the right to require the completion of such forms or applications with respect to benefit payments as it deems appropriate.
1.5 Preservation of Benefits
     Benefits shall be provided under the Plan on and after the New Effective Date to, or with respect to, former employees of the Company who became entitled to such benefits before that date in accordance with the terms of the Plan as in effect at the time of their retirement or other termination of employment. If an employee of an Employer was participating in the Plan immediately prior to the New Effective Date and continues to participate in the Plan on and after that date, benefits payable under Section 3 of this Plan to, or with respect to, such employee shall not be less than what they would have been if the Plan as in effect immediately prior to the New Effective Date continued in effect on and after that date without change, but only taking into account for this purpose benefits accrued by the employee under the Retirement Plan and all other USG Defined Benefit Plans prior to the New Effective Date.

SECTION 2
Eligibility for Participation
2.1 Covered Employee
     A “Covered Employee” for any calendar year means an employee of an Employer under the plan who the Committee, in accordance with such rules as it may establish, anticipates will have “compensation” (as defined below) for such year in excess of $100,000 (or such greater amount as may be determined by the Secretary of the United States Treasury under Section 414(q)(1)(B)(i) of the Internal Revenue Code), unless the Committee specifies that such employee shall not be considered as a Covered Employee for any purpose of the plan by writing filed with the Secretary of the Company prior to, or within 30 days after, the date the employee otherwise would become eligible for participation in the plan. For purposes of this subsection 2.1, compensation shall mean base salary.
2.2 Eligibility
     Subject to the conditions and limitations of the Plan, each employee of an Employer who was a “Participant” in the Plan on December 31, 2006 shall continue as a Participant in the Plan after that date. Subject to the conditions and limitations of the Plan, each other employee of an Employer shall become eligible to enroll in this Plan and become a “Participant” on the first date occurring on or after the New Effective Date on which:
(a)	he is a Covered Employee; and

(b)	the benefits he accrues, or the contributions he is required to make or could elect to make, or his share of employer derived contributions under one or more of the Retirement Plan and other USG Defined Benefit Plans, are less than what they would have been (or, as to elected contributions, could have been) as a result of the limitations described in subsection 1.3.
Each employee will be notified of the date he is eligible to enroll in the Plan and become a Participant and will be notified of the enrollment procedures established by the Committee.
2.3 Period of Participation
     An employee of an Employer who becomes a Participant in this Plan will continue as a Participant in the Plan in accordance with its provisions until all benefits to which he is entitled under the Plan have been distributed to him. However, a Participant will not be entitled to make contributions or accrue additional benefit entitlements under this Plan for any period during which he is not a Covered Employee.

SECTION 3
Part A Supplemental Benefits
3.1 Intent
     The Employers intend that benefits be provided pursuant to the provisions of this Section 3 that are actuarially equivalent to the benefits that would have been provided under the Retirement Plan and other USG Defined Benefit Plans if the limitations described in subsection 1.3 did not exist, if before-tax contributions the Participant makes pursuant to subsection 3.3 had been made under the Retirement Plan and any other applicable USG Defined Benefit Plan on an after-tax basis, and if amounts deferred under the Company’s 1989 and subsequent management incentive compensation programs or deferred under Part B of this Plan prior to November 8, 2000 or deferred under the USG Corporation Deferred Compensation Plan had not been deferred but instead paid at the proper time and included in employment compensation for purposes of the Plans, provided that the contribution requirement described in subsection 3.3 is met.

3.2	Limited Benefits, Unlimited Benefits, Part A Supplemental Benefits and Part A Supplemental Death Benefits
     For purposes of this Section 3, the term “Limited Benefits” means the benefits that become payable to or with respect to a Participant under the Retirement Plan and all other USG Defined Benefit Plans. The term “Unlimited Benefits” means the benefits that would have become payable to or with respect to a Participant under such Plans if the limitations described in subsection 1.3 did not exist; if before-tax contributions the Participant makes pursuant to subsection 3.3 had been made under the Retirement Plan and any other applicable USG Defined Benefit Plan on an after-tax basis; and if amounts deferred by the Participant under the Company’s 1989 and subsequent management incentive compensation programs, deferred under Part B of this Plan as in effect prior to November 8, 2000, or deferred under the USG Corporation Deferred Compensation Plan had not been deferred but instead paid to the Participant at the proper time during employment and then included in the Participant’s employment compensation for purposes of those Plans. Benefits that become payable under this Section 3 to a Participant are referred to as “Part A Supplemental Benefits”. Benefits that become payable under this Section 3 to any person as a result of the death of a Participant are referred to as “Part A Supplemental Death Benefits”.
3.3 Participant Contribution Requirement
     A Participant’s entitlement to Part A Supplemental Benefits and Part A Supplemental Death Benefits described in subsections 3.5 and 3.7 is subject to the Participant making before-tax contributions under this Plan. Such contributions must equal the after-tax contributions the Participant would have been required to make under the Retirement Plan and all other USG Defined Benefit Plans:
(a)	if amounts contributed on a before-tax basis under this Plan, deferred by the Participant under the Company’s management incentive compensation programs, or deferred under the USG Corporation Deferred Compensation Plan had not been so contributed or deferred but paid to the Participant at the proper time during employment and then included in the Participant’s employment compensation for purposes of those plans;
(b)	if the annual compensation limitation imposed by Section 401(a)(17) of the Internal Revenue Code (as described in subparagraph 1.3(b)) did not apply to the Participant; and

(c)	if the limitations imposed under Section 415 of the Internal Revenue Code (as described in subparagraph 1.3(c)) did not apply to the Participant.

(d)	A Covered Employee who first becomes eligible to make before-tax contributions under subsection 3.4 will be deemed to have elected to make before-tax contributions, unless he elects otherwise in accordance with rules established by the Committee.
Notwithstanding the foregoing, a Participant may be eligible for and make after-tax contributions under the Retirement Plan or another USG Defined Benefit Plan even though the limitations described above in this subsection may prevent or limit his accrual of benefits under such plans. In such case, the Participant will accrue benefits under this Plan based on such after-tax contributions as if they had been made under this Plan on a before-tax basis. The Committee shall maintain a bookkeeping account in the name of each Participant who makes before-tax contributions under this subsection to reflect such contributions and, where required, interest on such contributions. The term “interest” as used in this Plan with respect to Participants’ before-tax contributions made under this subsection shall mean “interest” as defined in the Retirement Plan with respect to participant contributions under that plan but shall not include a higher rate of interest required to be applied under the Retirement Plan for certain purposes pursuant to Section 411(c)(2) of the Internal Revenue Code.
3.4 Compensation Deferral Elections
     A Participant’s before-tax contributions under this Section 3 shall be made pursuant to a compensation deferral election filed with his Employer prior to the calendar year such contributions are to begin or, in the case of a Participant who first becomes eligible to make such contributions during but after the beginning of a calendar year, filed with his Employer not more than 30 days after so becoming eligible, subject to the following:
(a)	The Participant’s election shall apply to employment compensation otherwise payable after the later to occur of the date the Participant becomes eligible to make before-tax contributions and the date the election is filed with his Employer.

(b)	Such election shall be automatically revoked as of the end of the calendar year in which the Participant ceases to be a Covered Employee (but remains an Employee of an Employer or affiliate) and such revocation shall be effective as to employment compensation the Participant is entitled to receive after such date.

(c)	Such election may be voluntarily revoked by the Participant before the beginning of any subsequent calendar year. A voluntary revocation shall be effective as to employment compensation the Participant is entitled to receive during calendar years after the revocation election is made unless prior to the commencement of any subsequent calendar year the Participant makes another compensation deferral election. Such later election shall apply as to employment compensation otherwise payable during calendar years beginning after the election is made.
(d)	A Participant who separates from service and then is rehired as a Covered Employee and becomes eligible to participate in the Plan, shall not become eligible until the first day of the year following the year in which he is rehired; provided he may elect within 30 days of rehire to participate if either (i) upon prior separation from service he received the entire benefit to which he was entitled under this plan and all other plans which are required to be aggregated with this plan under Internal Revenue Code Section 409A; or (ii) the period during which he was not employed by an Employer in at least 24 months.
Any period during which a Participant does not make contributions under the Plan (and, where applicable, does not elect to make after-tax contributions under the Retirement Plan or another USG Defined Benefit Plan upon which benefits would accrue under this Plan) shall be disregarded for purposes of any subsequent calculation of compensation (as described in subsection 3.3 above for purposes of determining contributions under this Plan) used in determining the Participant’s Unlimited Benefits for a subsequent Plan year.
3.5 Amount of Part A Supplemental Benefits
     Subject to the contribution requirement described in subsection 3.3, Part A Supplemental Benefits shall become payable under the Plan to a Participant upon the Participant’s retirement or earlier termination of employment with the Company and its subsidiaries. A Participant’s Part A Supplemental Benefits shall be in an amount that is actuarially equivalent to the amount by which the Participant’s Unlimited Benefits exceed the Participant’s Limited Benefits. For purposes of this Section 3, actuarially equivalent benefits shall be calculated on the basis of the actuarial factors, assumptions and tables applied for that purpose under the Retirement Plan, to the extent deemed appropriate by the Committee.
3.6 Payment of Part A Supplemental Benefits
     Subject to the provisions of this subsection 3.6, Part A Supplemental Benefits shall be paid in a lump sum 30 days after the Participant separates from service with the Company and all subsidiaries. Notwithstanding the foregoing provisions of this subsection:
(a)	If a Participant’s death occurs while employed by the Company or any subsidiary of the Company or if a Participant’s death occurs after he had become entitled to Part A Supplemental Benefits but before payment of such benefits has commenced or has been completed, Part A Supplemental Death Benefits shall be payable with respect to the Participant only if and to the extent provided in subsection 3.7.

(b)	Spousal consent rules that apply under the Retirement Plan or any other USG Defined Benefit Plan with respect to forms of payment of benefits shall not apply under this Plan.

(c)	Notwithstanding the above, distributions to be made to a Key Employee upon retirement or other separation from service shall not be made before the date that is six (6) months after the Key Employee’s retirement or other separation from service. “Key Employee” means an employee who meets the Key employee requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code Section 416(i)(5)) at any time during the 12-month period ending each December 31st. If an employee meets the Key Employee requirements as of any December 31st, the person is treated as a Key Employee for the 12-month period beginning on the March 1st following that December 31st.

(d)	The provisions of this subsection 3.6 are effective January 1, 2005.
3.7 Amount and Payment of Part A Supplemental Death Benefits
     Part A Supplemental Death Benefits shall be payable under the Plan as follows:
(a)	If a Participant’s death occurs while employed by the Company or a subsidiary of the Company and if he had an Eligible Spouse (as defined in subsection 4.1) immediately prior to his death, the Participant’s Eligible Spouse shall be entitled to a lump sum Part A Supplemental Death Benefit under this Plan which is actuarially equivalent (based on the age of the Eligible Spouse) to any additional monthly pre-retirement survivor annuity benefits that would have been payable to the Participant’s Eligible Spouse under the Retirement Plan and all other USG Defined Benefit Plans if the Participant’s Limited Benefits equaled his Unlimited Benefits. The Part A Supplemental Death Benefit under this subparagraph 3.7(a) shall be paid to the Participant’s Eligible Spouse in a lump sum 30 days after the Participant’s death. If the Participant did not have an Eligible Spouse at the time of his death, no Part A Supplemental Death Benefits shall be payable under the Plan with respect to that Participant other than payment to the Participant’s Supplemental Plan Beneficiary (as defined in subsection 4.2) of an amount equal to the Participant’s before-tax contributions under the Plan with interest as soon as practicable after the Participant’s death.

(b)	If a Participant’s death occurs after he had both retired (or otherwise separated from service) and become entitled to Part A Supplemental Benefits but before payment of such benefits had been made or had commenced, and if he had an Eligible Spouse at the time of his death, the Participant’s Eligible Spouse shall be entitled to a lump sum Part A Supplemental Death Benefit which is actuarially equivalent (based on the age of the Eligible Spouse) to any additional monthly pre-retirement survivor annuity benefits that could have been payable to the Participant’s Eligible Spouse under the Retirement Plan and all other USG Defined Benefit Plans if the Participant’s Limited Benefits equaled his Unlimited Benefits. The Part A Supplemental Death Benefit under this subparagraph 3.7(b) shall be paid to the Participant’s Eligible Spouse in a lump sum 30 days after the Participant’s Death. If the Participant did not have an Eligible Spouse at the time of his death, no Part A Supplemental Death Benefits shall be payable under the

Plan with respect to that Participant other than payment to the Participant’s Supplemental Plan Beneficiary of an amount equal to the Participant’s before-tax contributions under this Plan with interest as soon as practicable after the Participant’s death.
3.8 Offset/Reduction for Benefits Provided by Funding Accounts
     Although the plan is an unfunded, non-qualified compensation arrangement, funds may have been paid to the Participant or contributed to an individual trust intended to constitute a grantor trust of a Participant under Section 671-678 of the Internal Revenue Code of 1986, as amended (the ‘Code’) or other funding account established and maintained by a Participant pursuant to a funding agreement between the Participant and USG (a ‘Funding Agreement’). If amounts were paid to a Participant or to a grantor trust on behalf of a Participant pursuant to a Funding Agreement with USG, upon the Participant’s death or termination of employment for any reason, the Participant’s Part A Supplemental Benefits and Part A Supplemental Death Benefits will be offset/reduced to the extent provided in the Funding Agreement to reflect the value of payments made to the Participant and his or her grantor trust.

SECTION 4
Spouses, Beneficiaries, Funding
4.1 Eligible Spouse
     The spouse of a Participant will be considered as an “Eligible Spouse” as of any date only if at least six months prior thereto the Participant and his spouse were lawfully married under the laws of the state where the marriage was contracted and the marriage remains legally effective.
4.2 Supplemental Plan Beneficiary
     A “Supplemental Plan Beneficiary” means a person who has been designated by a Participant as such by writing signed by the Participant and filed with the Committee prior to the Participant’s death. If a Participant failed to designate a Supplemental Plan Beneficiary or if the person he designated predeceases the Participant, the Participant’s Beneficiary under the Retirement Plan shall be his Supplemental Plan Beneficiary.
4.3 Funding
     Benefits payable under this Plan to a Participant or a Supplemental Plan Beneficiary shall be paid directly by the Employers from their general assets in such proportion as the Company shall determine to the extent such benefits are not paid from a Special Retirement Account (established pursuant to Supplement A of this Plan) or pursuant to a Funding Agreement (as defined in subsection 3.8) or from a so-called ‘rabbi trust,’ an irrevocable grantor trust the assets of which are subject to the claims of creditors of the Employers in the event of their insolvency. The Employers shall not be required to segregate on their books or otherwise any amount to be used for the payment of benefits under this Plan, except as to any amounts paid or payable to a Funding Agreement or to a “rabbi trust”.

SECTION 5
General Provisions
5.1 Statement of Accounts
     The Committee shall furnish each Participant with a statement of his Supplemental Plan benefits at such time as it may in its discretion determine.
5.2 Employment Rights
     Establishment of the Plan shall not be construed to give any Participant the right to be retained in the employ of the Company or any other Employer or to any benefits not specifically provided by this Plan.
5.3 Interests Not Transferable
     Except as to withholding of any tax under the laws of the United States or any state or municipality, the interests of Participants and their Supplemental Plan Beneficiaries under the Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily transferred, assigned, alienated or encumbered.
5.4 Controlling Law
     The laws of Illinois shall be controlling in all matters relating to the Plan.
5.5 Gender and Number
     Where the context admits, words in the masculine gender shall include the feminine and neuter genders, the plural shall include the singular and the singular shall include the plural.
5.6 Action by the Company
     Any action required of or permitted by the Company under the Plan shall be by resolution of its Board of Directors or by a duly authorized committee of its Board of Directors, or by a person or persons authorized by resolution of its Board of Directors or such committee.
5.7 Successor to the Company or Any Other Employer
     The term “Company” as used in the Plan shall include any successor to the Company by reason of merger, consolidation, the purchase or transfer of all or substantially all of the Company’s assets, or otherwise. The term “Employer” as used in the Plan with respect to the Company or any subsidiary shall include any successor to that corporation by reason of merger, consolidation, the purchase or transfer of all or substantially all of the assets of that corporation, or otherwise.

5.8 Facility of Payment
     Any amounts payable hereunder to any person under a legal disability or who, in the judgment of the Committee, is unable to properly manage his affairs may be paid to the legal representative of such person or may be applied for the benefit of such person in any manner which the Committee may select. Any payment made in accordance with the next preceding sentence shall be a full and complete discharge of any liability for such payment under the Plan.

SECTION 6
Amendment and Termination
     While the Employers expect to continue the Plan, the Company must necessarily reserve and reserves the right to amend the Plan from time to time or to terminate the Plan at any time. However, no amendment of the Plan nor the termination of the Plan may cause the reduction or cessation of any benefits that, but for such amendment or termination, are payable under this Plan or would become payable under this Plan after the date such amendment is made or the termination of the Plan occurs.